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                    CERTIFICATE OF FORMATION

                               OF

               TORREY U.S. STRATEGY PARTNERS, LLC

(Pursuant to Section 18-201 of the Delaware Limited Liability
Company Act)

                           ARTICLE 1.
                              NAME

         The name of the limited liability company is Torrey U.S.
Strategy Partners, LLC (the "Company").

                           ARTICLE 2.
                        REGISTERED AGENT

         The address of the registered office of the Company in the State of Delaware is 2711 Centerville Road, Suite 400,
Wilmington, Delaware 19808 in the County of New Castle. The name of the registered agent of the Company is Corporation Service
Company.

                           ARTICLE 3.
                            DURATION

         The duration of the Company is to be perpetual, unless sooner terminated in accordance with the Limited Liability
Company Act of the State of Delaware (the "Act").

                           ARTICLE 4.
                             PURPOSE

         The purpose of the Company is to engage in any lawful act or activity for which a limited liability company may be organized under the Act.

         IN WITNESS WHEREOF, this Certificate has been executed as of this 25th day of March, 2002, by the undersigned authorized signatory who affirms that, to the best of his knowledge and belief, the facts stated herein are true.

                                            Authorized Person:

                                            /s/ James A. Torrey
                                            ____________________
                                            James A. Torrey
                                            505 Park Avenue
                                            5th Floor
                                            New York, NY 10022


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